Exhibit 1.1

Translation from Russian

CHARTER

of the Open Joint-Stock Company
Tatneft
Named After V. D. Shashin

The Holding Company Open Joint Stock Company Tatneft named after V.D. Shashin (hereinafter referred to as the ‘‘Company’’) was established in accordance with the Decree of the President of the Republic of Tatarstan ‘‘On Measures to Transform State Enterprises, Organizations and Associations into Joint-Stock Companies’’ No. UP-466 of September 26, 1992 and the Law of the Republic of Tatarstan ‘‘On the Transformation of State and Municipal Property in the Republic of Tatarstan (on Denationalization and Privatization).’’

Article 1. Trade Name and Location of the Company

1.1.    Trade name of the Company:

in the Russian language—oткрытое акционерное общество ‘‘Татнефть’’ имени В.Д. Шашина, abbreviated name—ОАО ‘‘Татнефть’’ им. В.Д. Шашина;

in the Tatar language—‘‘Татнефть’’ В.Д.Шашин исемендэге Ачык Акционерлык жэмгыяте, abbreviated name—‘‘Татнефть’’ В.Д.Шашин исемендэге АЖ;

in Latin transcription—JSC ‘‘TATNEFT’’.

1.2.    Location of the Company (address of the permanent location of the executive body of the Company) is Russian Federation, Republic of Tatarstan, city of Almetyevsk, 75 Lenin Street.

Mailing address: 75 Lenin Street, Almetyevsk, Republic of Tatarstan, 423450, Russian Federation.

1.3.    Date of creation of the Company’s and its duration:

The Company was created in January 1994 for an indefinite term.

Article 2. Legal Status of the Company

2.1.    The Company shall be a legal entity and shall have in its ownership segregated property and be liable for its obligations with that property, shall have its own balance sheet, and shall in its own name acquire and exercise property rights and personal non-property rights and bear responsibilities and act as a plaintiff or a defendant in court.

2.2.    The Company shall have a round seal with its full trade name and address in Russian and Tatar languages, duly registered trade and company names (the Company’s emblem and other means of visual identification), bank accounts in rubles and foreign currency. The Company’s official organs for notices shall be the newspapers ‘‘Neftyanye Vesti’’ and ‘‘Khazineh’’ (hereinafter referred to as the ‘‘Official Organs of the Company’’).

2.3.    Participants in the Company (shareholders) include legal entities and individuals owning the Company’s shares.

2.4.    The Company shall be liable for its obligations to the extent of its property. The shareholders shall not be liable for its obligations and shall bear the risk of losses in connection with the Company’s activities to the extent of the value of the shares owned by them.

The Company shall not be liable for the shareholders’ property obligations.

The Company shall have the right to give binding instructions to any member of the holding group and shall be jointly and severally liable for the transactions made by any member of the holding group in execution of such instructions.

2.5.    The Company shall be legal successor to the Production Association Tatneft, the Bugulma Machine Plant, the Menzelinsk Exploratory Drilling Department and the Bavlinsk Drilling Department.

2.6.    The legal status of the Company shall be defined in accordance with the Civil Code of the Russian Federation and the Federal Law ‘‘On Joint-Stock Companies,’’ with the consideration for the specific features provided for by the legal acts of the Republic of Tatarstan on privatization.

2.7.    The Company has opened the following representative offices:

1.    Republic of Iraq, city of Baghdad

2.    Russian Federation, city of Moscow

3.    Ukraine, city of Kiev.

The Company has opened the branch in the Great Socialistic National Lybian Arab Djamahiria.

Article 3. Objectives and Scope of the Company’s Activities

3.1.    The principal objective of the Company’s activities shall be the receipt of profit.

The Company shall independently determine the lines of its business activity. Business activity shall be carried out through property complexes (enterprises), by creating branches, representative offices, as well as economic companies or partnerships, or through participation therein.

3.2.    The following shall be the principal types of the Company’s activity:

–     survey and exploration, drilling and development of oil-and-gas and bitumen deposits, as well as deposits of commonly occurring minerals, fresh and mineral underground water, construction of wells for various purposes, including water wells;

–    extraction of oil, gas, bitumen, fresh and mineral water and other minerals, and their transportation by various means of transport, processing and sale;

–    construction of production facilities and social infrastructure facilities, design and construction-and-installation, start-up-and-adjustment and repair work with respect to any types of equipment and engineering networks;

–    manufacture of specific types of machinery, equipment and materials, repair of drilling and oil field equipment;

–    conduct of research and designing-and-surveying work;

–    manufacture and sale of consumer goods;

–    trade and commercial activities (including broker-dealer activities), including foreign economic activities, in accordance with the effective legislation;

–    design, construction and operation of local, trunk and international communication lines;

–    provision of all types of communication services and of data transmission services;

–    performance of topographic-and-geophysical and cartographic work, geological research and implementation of environmental protection measures;

–    manufacturing, sale and testing of metrological equipment;

–    detection of defects;

–    training of specialists, special maintenance of facilities reporting to agencies of the Federal Mining and Industrial Supervision Authority;

–     training and certification of personnel, including personnel reporting to agencies of the Federal Mining and Industrial Supervision Authority;

–     transportation services, maintenance and repair of public roads, bridge facilities, departmental roads, access roads and industrial sites;

–    operation and maintenance of low displacement and other vessels, water intake gear and waterworks;

–  provision of advisory, leasing, marketing, intermediation and other services, including in the area of foreign economic activities and in financial operations;

–    growing, stocking up, processing, storage and commercial use of forest and agricultural products, secondary raw materials and industrial waste;

–    retail and wholesale selling of consumer and industrial goods;

–    holding and participation in exhibitions, exhibition-plus-sales, tenders, bidding rounds, auctions, including foreign exchange and investment ones, fairs, conferences and seminars, including international ones;

–    conduct of transactions with securities and securities’ issuance thereof;

–    acting as issuer, investor or financial intermediary in the securities market;

–    advertising, reference providing, consulting, informational, publishing and legal activities;

–    export and import of consumer goods, products intended for production and technical use, including components, spare parts and technical equipment parts, and research and development results in the form of licenses and know-how;

–    conduct of barter transactions (operations) with domestic and foreign legal entities and individuals, both within the country and abroad;

–    designing, constructing, manufacturing, repairing and exploitation of:

a)    oil and gas industry production units and facilities;

b)    comprehensive oil conditioning installations;

c)    gas handling facilities;

d)    hoisting facilities and safety devices therefore;

e)    boiler houses, steam and water boilers, heat generation installations and auxiliary boiler house equipment;

f)    oilfield and drilling equipment, spare parts therefore, instruments, means for mechanization of labor-intensive processes;

g)    vessels operating under pressure, oil instrumentation;

h)    crude oil, gas, water, hot water and steam pipelines;

i)    power transmission lines;

–    installing, repairing and operating electrical equipment, including explosion-proof equipment;

–    designing trunk pipelines;

–    repairing and operating railroad, water and automobile transportation vehicles and special-purpose equipment;

–    construction, reconstruction, repair and maintenance of motor roads and road facilities;

–    exploitation of pumping and compressor equipment;

–    capital repair of wells;

–    conduct of mining activities to develop deposits of non-ore materials, mine surveying, and geodetic engineering and geological engineering surveys;

–    installation, repair and operation of automation equipment and monitoring instruments, measuring instruments, means of communication, information and computing equipment, equipment of fire-extinguishing or fire detecting and extinguishing systems, and security alarm systems;

–    exploitation of oil refining facilities;

–    maintenance and operation of filling stations, performance of oil product supply and marketing operations;

–    carrying out technical expert reviews of safety of industrial units (facilities), equipment and work in the oil and gas industry, facilities subject to boiler supervision, hoisting facilities, gas pipelines and process pipelines;

–    ensuring protection of restricted information that constitutes state secret or operational or commercial secret, and organization and carrying out of defense measures with respect to mobilization preparations, civil defense and emergency situations, in accordance with the laws and regulations of the Russian Federation and the Republic of Tatarstan;

–    development and implementation of new technology, carrying out trial production work;

–    operation of housing and utility facilities;

–    printing activities;

–    operation of equipment for producing air separation products;

–    storage and processing of grain;

–    operation of sanatoriums and resort facilities, fitness and sport centers;

–    medical services;

–    pharmaceutical operations;

–    pre-school and primary school education;

–    provision of services in the field of sports, physical culture and fitness;

–    production and bottling of mineral and natural drinking water;

–    engaging in works related to certification and testing of products;

–    engaging in laboratory testing;

–    engaging in other types of production, research, commercial and other activity not prohibited by law.

3.3.    Types of activity subject to licensing under the effective legislation shall be carried out on the basis of licenses only.

Article 4. Charter Capital. Securities

4.1.    The charter capital of the Company shall be comprised of the nominal value of the Company’s shares purchased by the shareholders and shall amount to 2,326,199,200 rubles.

4.2.    The charter capital of the Company shall be divided into two categories of registered uncertificated shares of the same nominal value of 1 (one) ruble each:

a)    preferred shares in the amount of 147,508,500 (one hundred and forty-seven million five hundred and eight thousand five hundred). The total volume of the issue (at nominal value) is 147,508,500 (one hundred and forty-seven million five hundred and eight thousand five hundred) rubles;

b)    ordinary shares in the amount of 2,178,690,700 (two billion one hundred and seventy-eight million six hundred and ninety thousand seven hundred). The total volume of the issue (at nominal value) is 2,178,690,700 (two billion one hundred and seventy-eight million six hundred and ninety thousand seven hundred) rubles. Pursuant to the effective legislation a special right (‘‘golden share’’) may be used by Republic of Tatarstan with respect to the Company. The legal status of the special right (‘‘golden share’’) is determined by the effective legislation of the Russian Federation and the Republic of Tatarstan.

4.3.    The portion of the total volume of the charter capital of the joint-stock company represented by preferred shares shall not exceed twenty five (25) per cent.

4.4.    The Company’s shareholders shall have the preemptive right to acquire additional shares and issued securities convertible into shares in the event of placement thereof through open subscription, pro rata to the amount of the Company’s shares of the same category (type) owned by them. If the payment is made in non-monetary form, the Company has the right to demand an independent evaluation of the in-kind contributions by an internationally recognized independent appraiser.

4.5.    The Company shall have no obligation to the shareholders to repurchase the shares owned by them, except as provided by law. The Company may repurchase shares for their subsequent resale or redemption.

Article 5. Rights and Obligations of Shareholders

5.1.    A shareholder’s right of ownership shall extend to the Company’s shares acquired by him or her. A shareholder of the Company shall have no proprietary rights to the Company’s property, except in the event of its liquidation.

5.2.    Each shareholder shall have the right:

–    to attend the shareholders’ meetings in person or by proxy and transfer to the proxy his or her votes;

–    a shareholder (shareholders) holding in aggregate not less than 2 per cent of the Company’s voting shares have the right not later than 30 calendar days after the end of the Company’s fiscal year submit items to the agenda of the annual General Shareholders’ Meeting and propose candidates to the Company’s Board of Directors and the Audit Commission, whose number cannot exceed the numerical strength of such body determined in this Charter;

–    shareholders, owners of voting shares, shall have the right to demand from the Company to re-purchase all or a part of their shares in cases provided for by the effective legislation;

–    in person or by proxy, to participate in the management of the Company’s affairs in accordance with the procedure provided for in this Charter;

–    to receive information on the Company’s activities from its managing bodies, review the constitutive documentation and other documents provided for in the Charter, receive a confirmation of his or her inclusion in the Shareholders’ Register;

–    to join in with other shareholders of the Company at the place of residence or employment to work out a decision on any issue of the agenda of the general shareholders’ meeting and to send a representative to the general shareholders’ meeting to whom their votes will be transferred. In such event, a voting agreement shall be drawn up, the form of and the procedure for entering into which shall be approved by the Board of Directors. The signatures of the parties to the agreement, affixed in the presence of proxies, shall be considered to be lawful grounds for transferring the votes and shall not require notarization. The expression of will by the representative shall be confirmed at the general meeting by the totality of the votes.

–    other rights of shareholders and the procedure for the exercise thereof shall be contemplated by the effective legislation and regulations of the Russian Federation and the Republic of Tatarstan.

5.3.    Each holder of ordinary shares acquired on general terms shall have the right to dispose his or her shares without the consent of the other shareholders.

5.4.    Rights of holders of preferred shares:

the holders of preferred shares shall be entitled to an annual fixed dividend equal to 100 (one hundred) per cent of the nominal value of a preferred share, unless otherwise decided by a general shareholders’ meeting. The total amount payable as dividend on each preferred share shall be set by the general shareholders’ meeting. Provided, however, that if the amount of dividends paid by the Company on each ordinary share in a particular year exceeds the amount payable as dividends on each preferred share, the amount of dividend paid on the latter may not be less than the amount of dividend paid on the ordinary shares.

Dividends to the holders of preferred shares shall be paid annually after the annual meeting and, additionally, at the time dividends are paid on the ordinary shares in the event that, pursuant to this section, the amount of dividend on the preferred shares is to be increased.

The holders of preferred shares shall have no right to vote at shareholders’ meetings, except when the adoption of changes or additions to this Charter provides for the reorganization or liquidation of the Company, a change in the amount of fixed dividend on the preferred shares or the issuance of preferred shares whose holders would be granted broader rights than those reserved by this Charter for the holders of preferred shares. In such events, the decision must be approved by not less than three quarters of votes of owners of voting shares participating in the General Shareholders’ Meeting, except for votes of shareholders, owners of the preferred shares, whose rights would be impaired, and three quarters of votes of all shareholders—owners of the preferred shares, whose rights would be impaired.

5.5.    The Company shall have no right to pay dividends on the ordinary shares prior to paying dividends on the preferred shares.

5.6.    Each ordinary share shall grant to the shareholder, who owns it, the same scope of rights when deciding issues at the shareholders’ meeting, it also gives the right to receive dividends, and in the event of the Company’s liquidation—the right to receive a part of its property. Each ordinary share shall entitle its holder to one vote at a shareholders’ meeting in compliance with the effective legislation.

5.7.    In the event the Company is liquidated, the Company’s property remaining after the satisfaction of the claims of creditors shall be used to make payments in the following order of precedence:

–    the first priority of payments are payments on shares to be bought back under Article 75 of the Federal Law ‘‘On Joint Stock Companies’’;

–    the second priority of payments are existing but unpaid dividends on the preferred shares;

–    the third priority is the distribution of the remaining property among the shareholders—owners of ordinary and preferred shares.

5.8.    A shareholder shall be required:

–    to comply with the requirements of the Charter and of the Company’s other internal documents;

–    to perform as fully as is proper, and timely, the obligations undertaken to the Company;

–    not to disclose such confidential information with respect to the Company’s activities as set forth in the internal rules of procedure, otherwise the guilty person shall incur liability in accordance with the legislation;

–    to make payments for shares in accordance with such procedure, in such amount and using such methods as provided for in the effective legislation and in this Charter and decisions on the issue of securities;

–    to refrain from any activity that may be detrimental to the Company;

–    to inform the Company’s registrar and/or the Company’s nominal holder of all changes in his or her identifying details. The Company shall not be responsible for delayed payment of dividends caused by such reason.

5.9.    The dividend accrual and payment procedure shall be determined by the effective legislation and this Charter. Dividends shall be paid in monetary form or by securities. The decision on the payment of dividends, the size of dividends and the form of payment thereof shall be adopted by the Company’s general shareholders’ meeting at the recommendation of the Company’s Board of Directors.

Annual dividends shall be paid to the shareholders and nominal holders of shares that were included in the shareholders’ register as of the date of drawing up the list of persons eligible to participate in the annual general shareholders’ meeting in the period prior to December 31 of the then current year.

In order to ensure timely payment of dividend, the Company shall open a personal account for each shareholder (nominal holder) with the banks Zenit or Devon-Kredit, with mandatory notice thereof to be given to shareholders.

5.10.    No dividends shall accrue on a share not fully paid for.

5.11.    An entity (person) planning to independently or together with its affiliates sell the Company’s shares, held by it and its affiliates, constituting over 5 (five) per cent of the Company’s charter capital shall inform the Company thirty (30) days prior to the date of such sale.

5.12.    An entity (person) that has independently or together with its affiliates acquired 30 or more per cent of the Company’s placed ordinary shares and also every 5% of the Company’s placed ordinary shares over the 30% of the Company’s placed ordinary shares shall, within 30 days from the date of such acquisition, propose to the Company’s shareholders to sell to it the Company’s ordinary shares and issued securities convertible into ordinary shares at a fair market value but not below their average weighted value for the six months preceding the date of acquisition.

Article 6. Property and Funds of the Company

6.1.    The property of the Company shall be comprised of fixed assets and working capital, including the Company’s funds, as well as such other property, the value of which is reported on its independent balance sheet.

6.2.    The property of the Company may, in the manner prescribed by this Charter, be divided into property complexes (enterprises) on the basis of technological, territorial or other principles.

6.3.    The balance-sheet and net income of the Company shall be determined in the manner prescribed by the effective legislation. The net income of the Company shall remain at the disposal of the Company and shall be distributed by it independently.

6.4.    The property shall be managed in strict accordance with the principal objective of the Company.

6.5.    The Company shall have the right to establish an employee shares ownership fund, financed out of net income. The allocations are contemplated to amount annually to up to 5% of net income. The assets of the fund shall only be used to acquire the Company’s shares for subsequent placement to its employees.

6.6.    The Company shall establish a reserve fund in the amount of not less 5% of the charter capital. Mandatory annual allocations are contemplated to amount of not less than 5% of net income until the above-mentioned amount is reached. The reserve fund is intended to cover the Company’s losses, to redeem bonds and repurchase the Company’s shares when no other funds are available.

6.7.    The Company shall have the right, by a decision of the Board of Directors, to establish other funds and define the procedure for their use.

6.8.    In the event of a change in the ownership structure over the Company’s shares in such a way that a stake of one of the Company’s shareholders (together with its affiliates) exceeds 50 (fifty) per cent of the Company’s charter capital, the Company’s borrowings (including bonds) shall be subject to an early redemption, unless otherwise provided for by the Executive Board of the Company.

Article 7. Shareholders’ Meeting

7.1.    The Company’s highest managing body shall be the general meeting of its shareholders. The Company shall hold an annual meeting once a year, not earlier than two months nor later than six months following the end of the fiscal year. In addition to an annual meeting, extraordinary shareholders’ meetings may be called. Extraordinary shareholders’ meetings may be called by the Board of Directors at its own initiative, as well as upon the written request by the Audit Commission, the Company’s external auditor or shareholders owning not less than 10 (ten) per cent of the Company’s voting shares as of the date of such request.

Such request shall set forth issues to be included in the agenda, and the decision to call, or refusing to call, a meeting shall be taken by the Board of Directors within 5 days, and the meeting shall be scheduled for a date not later than 40 days from the date of receipt of the request, unless other period is provided for by the Federal Law ‘‘On Joint Stock Companies’’.

Notice about a holding of a meeting and of its agenda shall be published in the Official Organ of the Company not later than 20 days prior to its date, and notice about a holding of a general shareholders’ meeting, the agenda of which includes an item on the Company’s reorganization, shall be published in the Official Organ of the Company not later than 30 days prior to its date.

In the event provided for by Article 53(2) of the Federal Law ‘‘On Joint Stock Companies’’, notice on holding an extraordinary general shareholders’ meeting shall be made not later than 50 days prior to its date.

The notice on the holding of a general shareholders’ meeting shall set forth:

–    full trade name of the Company and location of the Company;

–    the form of holding the general shareholders’ meeting (in presence or by absentee vote);

–    the date, location and time of the meeting, the postal address to which filled in ballot papers can be sent;

–    the date for compiling the list of shareholders entitled to participate in the general shareholders’ meeting;

–    the agenda of the meeting;

–    the procedure for the review of the information (materials) that are to be submitted in preparation for the general shareholders’ meeting, and the address where it can be reviewed.

The agenda may not be changed after publication of the notice on holding the meeting.

7.2.    Except for cases provided for by the effective legislation and this Charter, the quorum for holding a shareholders’ meeting shall be met if holders of more than 50 (fifty) per cent of the Company’s placed voting shares are present in person or through authorized representatives. In the absence of a quorum, the date of a new shareholders’ meeting shall be set, which meeting shall be valid if the registered shareholders or their representatives owning at least 30 (thirty) per cent of the Company’s placed voting shares shall be present. Notification of a new meeting shall be made at least 20 days prior to its date.

Each shareholder shall have the right to take part in a meeting in person or through proxies. A proxy shall be required to have a power of attorney issued by the shareholder in the manner provided for by the effective legislation and this Charter.

No presentation of shares shall be required in order to take part in a meeting. Any shareholder may request that his special opinion be recorded in the minutes of the meeting. The minutes shall be kept and prepared by the secretary of the meeting who shall also be the secretary of the Board of Directors. When drafting the decisions of a meeting, it shall be necessary to specify the majority of votes by which the decisions were passed and make note of any special opinions. The correctness of the minutes shall be certified by the signatures of the chairman of the meeting and the secretary. The minutes, voting ballots, and proxies (copies of proxies) shall be kept in the Company’s archive; the secretary of the Board of Directors shall keep copies of the minutes. Copies of the minutes of a shareholders’ meeting and of all exhibits thereto certified by the secretary, as well as any special opinions, shall be made available to a shareholder upon his or her request.

A shareholders’ meeting shall be opened by the chairman of the Board of Directors of the Company or a person authorized by the Board of Directors. Any shareholder or his representative who participates in a meeting may be elected by the meeting as the chairman of the meeting. Proceedings at a meeting shall be conducted by its chairman in accordance with the rules of procedure worked out by the meeting. Preparations for a meeting shall be carried out by the body that took the decision to call it.

7.3.    The following issues shall fall under the competence of the general shareholders‘ meeting as provided for by the effective legislation and this Charter:

1)    amendments and additions to the Company’s charter and adoption of a new version of the Charter (including changes in the Charter related to the increase of the charter capital, transferred to the competence of the Board of Directors, provided the proposed changes have not been unanimously adopted by the Board of Directors);

2)    reorganization of the Company;

3)    liquidation of the Company and appointment of the liquidation commission and approval of interim and final liquidation balances;

4)    determination of numerical strength of the Board of Directors of the Company, election of its members and early termination of their powers;

5)    determination of the amount, nominal value, category (type) of authorized shares and rights attached thereto;

6)    an increase in the charter capital by increasing the nominal value of shares or through placement of additional shares, provided a correspondent decision has not been adopted by the Board of Directors within the amount of authorized shares;

7)    a decrease in the charter capital by decreasing the nominal value of shares or through redemption by the Company of shares acquired or bought back by the Company;

8)    election of members of the Company’s Audit Commission and early termination of their powers;

9)    approval of the Company’s Auditor;

10)    approval of annual reports, accounting statements, including profit and loss accounts of the Company, distribution of its profits (including payment (declaration) of dividends, with the exception of the profit that was distributed as dividends after three months, six months, nine months from the beginning of a fiscal year) and losses of the Company at the end of fiscal year;

11)    payment (declaration) of dividends after six and nine months from the beginning of a fiscal year;

12)    acquisition by the Company of placed shares in cases provided for by the Federal Law ‘‘On Joint Stock Companies’’;

13)    determination of the procedure for holding the general shareholders’ meeting;

14)    adoption of decisions on the participation in holding companies, financial and industrial groups, associations and other unions of commercial organizations;

15)    approval of internal documents regulating the activities of the bodies of the Company;

16)    split up and consolidation of shares;

17)    adoption of decisions on the approval of transactions in cases provided for by Article 83 of the Federal Law ‘‘On Joint Stock Companies’’;

18)    adoption of decisions on the approval of major transactions in cases provided for by Article 79 of the Federal Law ‘‘On Joint Stock Companies’’;

19)    resolution of other issues provided for by the effective legislation.

Decisions on the above issues shall be passed by voting by ballots in accordance with the procedure provided for by the effective legislation and this Charter.

Article 8. Board of Directors

8.1.    The Board of Directors shall exercise the overall management of the Company activities and take decisions on all matters of the Company activities except for those placed by the effective legislation within the competence of the general shareholders’ meeting.

Members of the Board of Directors shall be elected for a term until the next annual general shareholders’ meeting and may be re-elected an unlimited number of times.

Powers of the members of the Board of Directors may be terminated ahead of time only at the decision of the general shareholders’ meeting. In the event the Board of Directors shall not have been elected by the time prescribed by the effective legislation, the powers of the existing Board of Directors shall be terminated except for powers relating to the preparation for, convocation and holding of the annual general shareholders’ meeting.

8.2.    The Board of Directors shall consist of 15 persons. Only a physical person can be a member of the Board of Directors.

Members of the Board of Directors shall be elected and their powers shall be terminated by the general shareholders’ meeting according to the procedure provided for by the effective legislation and this Charter.

8.3.    The main objective of the Board of Directors shall be working out a policy for the Company development designed to increase its income and ensure stability of its financial and economic situation.

8.4.    The Board of Directors of the Company shall have the following powers:

1)    determination of the priority lines of the Company’s activities;

2)    convocation of annual and extraordinary General Shareholders’ Meetings, with the exception of cases provided for by Article 55 (8) of the Federal Law ‘‘On Joint Stock Companies’’;

3)    approval of the agenda for any General Shareholders’ Meeting;

4)    determination of the date of compilation of the list of persons entitled to participate in a General Shareholders’ meeting , and such other matters as fall within the competence of the Board of Directors of the Company and are related to the preparation and holding of a General Shareholders’ Meeting;

5)    an increase in the charter capital of the Company through a placement of additional shares subject to the number and categories (types) of its authorized shares;

6)    placement by the Company of bonds and other issued securities in the cases contemplated by the Federal Law ‘‘On Joint Stock Companies’’;

7)    determination of the price (cash valuation) of property and the price of placement or buy-back of issued securities in the cases provided for by the Federal Law ‘‘On Joint Stock Companies’’;

8)    acquisition of shares, bonds or other securities placed by the Company in the cases provided for by the Federal Law ‘‘On Joint Stock Companies’’;

9)    constitution of the Company’s executive bodies and early termination of their powers;

10)    recommendations regarding the amount of compensations and reimbursements paid to the members of the Audit Commission of the Company and determination of the amount of payment for the services of the external auditor of the Company;

11)    recommendations regarding the amount of dividend on shares and the procedure for payment thereof;

12)    utilization of the Company’s reserve fund and other funds;

13)    establishment of branches and opening of representative offices of the Company;

14)    approval of major transactions in the cases provided for by Chapter Х of the Federal Law ‘‘On Joint Stock Companies’’;

15)    approval of transactions provided for by Chapter XI of the Federal Law ‘‘On Joint Stock Companies’’;

16)    approval of the registrar of the Company and the terms of an agreement with it, as well as termination of the agreement with it;

17)    adoption of a decision on introduction of amendments and additions to the Company’s Charter based on the results of placement of the Company shares, including amendments relating to an increase in the Company’s charter capital through placement of additional shares, and any other decision which forms the basis for placement of shares and issued securities convertible into shares, as well as a registered report on the placement results;

18)    determination of the procedure for submission of all bills, reports, statements, the system for calculation of profit and loss, including rules relating to the amortization of property;

19)    approval of first deputies of the general director;

20)    appointment or removal from office of secretary of the Board of Directors, determination of his functional duties;

21)    approval of the Company’s other internal documents, besides those stipulated in p. 8.4 hereof, regulating matters that fall within the competence of the Board of Directors of the Company, with the exception of such internal documents whose approval falls within the competence of the General Shareholders’ Meeting the executive bodies of the Company under this Charter;

22)    constitution of committees of the Board of Directors of the Company and approval of regulations thereon;

23)    adoption of the Corporate Governance Code and adoption of amendments thereto;

24)    adoption of criteria for the evaluation of work and determination of compensation to the members of the Board of Directors and Executive Board;

25)    approval of the estimate of expenses for the maintenance of the Board of Directors;

26)    other matters that do not fall within the competence of the General Shareholders’ Meeting and executive bodies of the Company.

8.5.    Meetings of the Board of Directors shall be held as necessary and, as a rule, not less often than once a month. First organizational meeting of the Board of Directors, on which the Chairman of the Board of Directors has to be elected shall be held on the day of the annual general shareholders’ meeting. One of the Board’s meetings (the annual meeting) shall be held not later than one month prior to the annual shareholders’ meeting to consider the Company’s annual report.

Meetings of the Board of Directors may be called by its Chairman upon his initiative or at the request of the general director, the Executive Board or any member of the Board of Directors, the Audit Commission or the external auditor.

8.6.    Notice of a meeting of the Board of Directors (except the first organizational meeting) shall be sent in writing to each member of the Board of Directors in the manner determined by the Board of Directors. The notice shall include the meeting agenda. The notice shall attach all of the necessary documents pertaining to the agenda. Any meeting of the Board of Directors may, if necessary, be adjourned with the consent of all Board members present.

8.7.    A meeting of the Board of Directors shall be deemed valid if attended by not less than half of all members of the Board of Directors.

All decisions of the Board of Directors shall be adopted by a simple majority of votes of the members of the Board of Directors participating in the meeting, unless otherwise provided for by the effective legislation and this Charter. In the case of a tie, the Chairman of the Board shall have a casting vote.

8.8.    The agenda for a meeting shall mandatory include issues proposed for consideration by shareholders who in the aggregate own not less than five (5) per cent of the ordinary shares, members of the Board of Directors, the Audit Commission, the external auditor or the general director and the Executive Board.

8.9.    Minutes of all meetings of the Board of Directors shall be taken in the manner prescribed by it. Minutes of the meetings shall be available for review by any shareholder, member of the Board of Directors or his representative at the Company’s location. All minutes shall be signed by the chairman of the meeting of the Board of Directors and the secretary of the Board.

8.10.    Reelections of the Board of Directors shall be held if:

–    the term of powers of the Board of Directors has expired;

–    the powers of the Board of Directors have been terminated ahead of time;

–    there remains less than half of the number of members of the Board of Directors specified by the Charter of the Company.

8.11.    If the number of members of the Board of Directors falls below the half of the number set forth by this Charter, an extraordinary Shareholders’ Meeting to elect a new Board of Directors shall be convoked.

8.12.    Powers of the members of the Board of Directors are specified in accordance with the effective legislation and this Charter.

8.13.    Decisions of the Board of Directors may be adopted by absentee voting (poll).

8.14.    The Board of Directors shall constitute committees for the preliminary review of key matters falling within the competence of the Board of Directors.

Permanent and ad hoc committees (for resolution of specific matters) shall be constituted with the Company.

The committees shall act on the basis of regulations thereon approved by the Board of Directors. The composition of each Committee shall be determined by the Board of Directors.

Article 9. Executive Bodies of the Company

9.1.    The day-to-day control over the Company’s activities shall be exercised by the general director and the Executive Board (collective executive body of the Company). They shall be accountable to the Board of Directors and the General Shareholders’ Meeting. The general director and members of the Executive Board shall carry out their activities in strict accordance with the effective legislation, this Charter and an agreement to be entered into by each of them with the Company.

The general director shall be Chairman of the Executive Board.

9.2.    The general director shall be appointed in the manner prescribed by law and this Charter for a term of 5 years. An early termination of powers of the general director shall be based on grounds provided for by the effective labor legislation. In this case, the decision of the Board of Directors shall be adopted by a two thirds majority vote of the members of the Board of Directors of the Company, and the votes of the members of the Board of Directors who have ceased to become members of the Board of Directors shall not be taken into account.

9.3.    The general director is vested with all powers necessary for fulfillment of the tasks of the Company’s management according to the effective legislation.

The general director shall, without a power of attorney, take actions on behalf of the Company within its competence established by this Charter and effective legislation.

9.4.    The general director shall have the following powers within his competence:

–    to ensure implementation of the decisions of the General Shareholders’ Meeting and the Board of Directors;

–    to manage the Company’s property within the limits determined by the Charter of the Company and the effective legislation;

–    to introduce candidates to the Executive Board for the election by the Board of Directors;

–    to approve the internal documents of the Company, with the exception of internal documents whose approval falls within the competence of the General Shareholders’ Meeting, the Board of Directors or the Executive Board;

–    to distribute duties among members of the Executive Board;

–    to organize the work of the Executive Board, preside over the meetings of the Executive Board and provide for the minutes of the meetings of the Executive Board to be kept;

–    to sign all documents that are approved by the Executive Board;

–    to approve the internal documents of the Company, with the exception of internal documents whose approval falls within the competence of the General Shareholders’ Meeting. The general director shall be entitled to submit internal documents for approval of the Board of Directors or the Executive Board;

–    to determine the Company’s organizational structure, to approve the personnel structure of the Company, its branches and representative offices, and approve the pay scales;

–    to approve job descriptions;

–    to employ and dismiss employees, including his/her deputies, chief accountant and heads of sub-divisions, branches and representative offices;

–    to nominate for the approval by the Board of Directors the candidates to the positions of the first deputy general directors;

–    to enter into labor agreements with the Company’s employees;

–    to determine the size of remuneration and compensation for members of the Executive Board;

–    to offer incentives and administer disciplinary penalties in respect of the Company’s employees;

–    to provide for favorable and safe labor conditions for the Company’s employees;

–    to provide for the elaboration, conclusion and fulfillment of a collective agreement;

–    to open settlement, foreign currency and other bank accounts of the Company, to enter into agreements on behalf of the Company and to make other transactions;

–    to ensure the performance of the Company’s budgetary obligations and obligations vis-à-vis its counter parties;

–    to adopt decisions on bringing claims on behalf of the Company against legal entities and physical persons and regarding satisfaction of claims brought against the Company;

–    to organize the financial accounting and reporting;

–    to supervise the elaboration and submission of a draft annual report to the Board of Directors;

–    to ensure, together with the Executive Board, preparation for and holding of General Shareholders’ Meetings;

–    to supervise rational and economical use of material, labor and financial resources;

–    to ensure, within the limits of his/her competence, that the Company acts in compliance with laws;

–    to adopt decisions on matters relating to the competence of a subsidiary participant;

–    to adopt decisions on other matters of the Company’s day-today operation.

9.5.    The Executive Board of the Company shall be a collective executive body of the Company acting on the basis of the Company’s Charter and Regulation on the Executive Board. The Executive Board shall ensure the performance of decisions of the General Shareholders’ Meetings and the Board of Directors.

9.6.    Members of the Executive Board shall be appointed (elected) by the Company Board of Directors at the proposal of the general director (Chairman of the Executive Board) in accordance with the procedure provided for by the effective legislation and this Charter. Early termination of powers of members of the Executive Board shall be carried out in a manner similar to that of their appointment.

9.7.    The Executive Board, under the guidance of the general director (Chairman of the Executive Board), shall ensure the following:

–    participate in the development of the Company programs of activities, long term and current plans of the Company activities as well as preparation of reports on the performance thereof;

–    participation of the Company in commercial and non-commercial organizations;

–    performance of the program for financial and investment activities of the Company within the limits of powers received from the Board of Directors;

–    attraction of additional allocations from the subsidiaries to finance target production, scientific and research, social and environmental programs;

–    sale of the Company’s shares and other securities;

–    determination of the procedure for the review of information held in the Company shareholders register;

–    submission to the Board of Directors of proposals relating to the procedure of the profit and loss distribution;

–    determination of the Company’s domestic and foreign price policy;

–    mutual coordination of production programs (with other enterprises, if necessary) and balance sheets of subsidiaries and dependent companies;

–    approval of the Company’s internal documents on matters within the competence of the Executive Board and other documents proposed by the general director;

–    development and submission to the Board of Directors of the Company’s annual performance estimates, annual balance sheets, profit and loss accounts and other reporting documents;

–    regular updates of the Board of Directors about the Company’s financial situation, about the performance of priority programs, transactions and decisions that may significantly influence the Company’s situation;

–    submission of necessary information to the Company’s Audit Commission and external auditor;

–    organizational and technical support of General Shareholders’ Meetings, meetings of the Board of Directors and the Audit Commission;

–    review and generalization of performance of the Company’s relevant services and subdivisions as well as further improvement of their structure.

The Executive Board may also resolve other matters that do not fall within the competence of the General Shareholders’ Meeting, the Board of Directors or the general director of the Company.

9.8.    Meetings of the Executive Board shall be convoked by the general director as may be necessary.

9.9.    Heads and chief specialists of the Company’s staff and structural subdivisions shall be appointed to their positions as a result of a competition. The list of positions to be filled in as a result of competition and the relevant procedure shall be determined by a regulation to be approved by the Board of Directors.

Article 10. Shareholders’ Register

10.1.    The Company shall charge a registrar (register holder) with the maintenance and custody of a register of its shareholders. The register shall include information concerning each registered person and the number and category (type) of shares recorded in the name of each registered person and such other information as may be required by laws or regulations.

10.2.    A person included in the shareholders’ register shall timely notify the holder of the Company’s shareholders register of changes in the data regarding such person, otherwise the Company and the holder of the register shall have no liability for losses caused in connection therewith.

10.3.    The Company shall not be relieved of responsibility for the maintenance and custody of the register of its shareholders.

A shareholder shall upon his request be issued an excerpt from the shareholders’ register confirming that such shareholder has been entered on the shareholders’ register.

Article 11. Accounting and Reporting by the Company. Representation

11.1.    The Company’s balance sheet and profit and loss account shall be prepared in rubles.

11.2.    The Company’s fiscal years shall correspond to calendar years.

11.3.    The balance sheet, the profit and loss account, as well as other financial documents used for reporting shall be prepared in accordance with the effective legislation.

11.4.    At the place of location of the Company’s executive body, there shall be maintained, located and kept its principal documentation, including:

–  the Company’s constitutive documents, as well as regulatory documents governing relations inside the Company, as subsequently amended and supplemented;

–  accounting documents necessary for the conduct of internal audits of the Company, as well as inspections by appropriate state agencies, in accordance with the effective legislation;

–  minutes of meetings of the shareholders, the Board of Directors and the Audit Commission;

– a list of members of the Board of Directors and the Audit Commission and deputies and assistants of the general director;

– other documents provided for by Article 89 of the Federal Law ‘‘On Joint Stock Companies’’.

Such documents shall be available for review by shareholders and their authorized representatives at any time during business hours. Shareholders and their representatives shall have the right to make copies of such documents, except for those containing commercial secrets.

11.5.    The Company shall, following an annual meeting, publish in the Official Organ of the Company for general information its annual report and annual accounting statements.

11.6.    Powers of attorney on behalf of the Company shall be issued upon being signed by the General Director or his deputies. Powers of attorney to receive goods and other items of value from legal entities or individuals may also be issued upon being signed by the managers of the Company’s branches, representative offices or structural subdivisions.

Article 12. Audit Commission

12.1.    The Audit Commission shall be the Company’s control body. It shall exercise control over the Company’s financial and economic activity and shall be accountable to the General Shareholders’ Meeting of the Company.

12.2.    The Commission consisting of nine persons shall be elected by the General Shareholders’ Meeting. Members of the Audit Commission may not simultaneously be members of the Board of Directors of the Company, nor can they serve on the other governing bodies of the Company.

In order to organize the conduct of day-to-day work, members of the Commission shall elect a chairman. Meetings of the Commission shall be documented in minutes.

12.3.    The Audit Commission shall take decisions at its meetings by a majority vote of its members. Members of the Audit Commission shall be liable for good faith performance of their duties, they do not have independent powers and shall influence the activities of the of the Company only through decisions of the Audit Commission.

12.4.    The following matters fall under the competence of the Audit Commission:

–    conduct of documentary due diligence (total and selective) of the financial and economic activities of the Company based on the results of the year or pursuant to a decision by a shareholders’ meeting or the Board of Directors as well as upon written request by a shareholder(s) holding in aggregate not less than 10 per cent of Company’s voting shares;

–    examination of compliance with the approved budgets and norms;

–    check up of timeliness and correctness of calculation and payment of dividends;

–    check up of timeliness and correctness of budgetary payments;

–    examination of compliance by the Company and its governing bodies with the legal acts and instructions, as well as decisions of the General Shareholders’ Meeting;

–    examination of the organization and fairness of operational, accounting and statistical reporting and recording;

–    examination of legality of decisions taken by the Board of Directors, the Executive Board or the general director within their competence, provided for by the Charter, and their correspondence to the effective legislation and decisions taken by the shareholders’ meeting;

–    review of decisions of the shareholders’ meeting and submission of proposals relating to the amendment thereof in the event of their failure to comply with the documents of priority legal force;

–    examination of the cash in till and property of the Company;

–    preparation of recommendations for the Company’s managing bodies;

–    preparation of opinions, including in respect of the Company’s annual report;

–    examination of compliance with the effective legislation by the specialized registrar maintaining the Company’s register.

12.5.    The Audit Commission shall submit to the Board of Directors, not later than 40 (forty) days prior to an annual meeting, a report on the results of the annual audit in accordance with the financial reporting and accounting procedure, for this purpose it shall be authorized :

–    to request from the Company’s officers any document it needs for its work;

–    to request personal explanations of the Company officers in respect of matters it is interested in;

–    to request a holding of a meeting of the Board of Directors and (or) a convocation of a shareholders’ meeting in the event of revealing violations or other facts threatening the interests of the Company in respect of which relevant decisions are to be taken by bodies under the competence of which such matters fall;

–    to retain for its work external specialists who do not occupy any position in the Company and to request an executive body of the Company to cover all necessary expanses connected with the conduct of audit examinations and check ups within the limits of relevant budgets.

12.6.    Unscheduled audits shall be carried out upon written request of the holders of not less than (10) ten per cent of Company’s ordinary shares or pursuant to a decision by a shareholders’ meeting or the Board of Directors. In these cases, audit reports shall, within a month’s time after the end of the audit, be presented to the Board of Directors.

Article 13. Liquidation and Reorganization of the Company

13.1.    The Company may be liquidated in the following cases:

–  pursuant to a decision of a General Shareholders’ Meeting;

–  pursuant to a court decision in accordance with the effective legislation.

13.2.    In the event of the Company’s liquidation, except in the case of liquidation pursuant to a court decision, a general meeting shall create a liquidation commission and determine the procedure and time for carrying out the liquidation, which time may not be less than two months or more than three months from the moment liquidation is announced.

13.3.    The liquidation commission shall carry out the liquidation. From the moment of its appointment, the liquidation commission shall assume all powers of managing the Company’s business. From such moment, it shall be the sole authorized representative of the joint stock company with respect to all of the issues relating to its activity. From the moment of its creation, the commission shall take the following actions: it shall place in the official press in the place where the Company is located a publication regarding its liquidation and regarding the procedure and time for creditors to submit their claims. The commission shall ensure an initial publication in the press not later than a week after its creation and shall repeat such publication not earlier than fourteen nor later than forty days thereafter. The liquidation commission shall organize work to recover amounts receivable by the Company and to identify creditors’ claims, and shall notify creditors of the Company’s liquidation in writing.

Upon expiration of the time for the submitting of claims by creditors, the liquidation commission shall prepare an interim liquidation balance sheet and submit it to a shareholders’ meeting for approval after obtaining agreement to it from the authority, which effected the state registration of the Company.

If, at the moment when the decision to liquidate the Company is taken, the Company does not have obligations to creditors, its property shall be distributed among the shareholders in accordance with this Charter and the effective legislation.

13.4.    In the event the Company shall have insufficient monetary funds to discharge all of the obligations to its creditors, the liquidation commission shall sell the Company’s property through public auctions in accordance with the procedure set forth by the effective legislation. Property remaining after the completion of settlements with the creditors, shall be distributed among the shareholders in accordance with the effective legislation and this Charter.

13.5.    In the event the Company shall have insufficient funds to discharge all of the obligations to its creditors, the Company’s funds shall be distributed among them in accordance with the order of precedence prescribed by the effective legislation.

Upon completion of all settlements with the creditors, the liquidation commission shall prepare a liquidation balance sheet to be approved by a shareholders’ meeting upon authorization by the authority that effected the state registration of the Company.

13.6.    The Company shall be deemed to be liquidated from the moment an appropriate entry in the Unified State Register of Legal Entities is made.

13.7.    The terms and procedure for reorganization or liquidation that are not provided for in this Charter shall be regulated by the effective legislation.

Article 14. Counting Commission

14.1    The functions of the counting commission of the Company shall be performed by registrar.